                                                                    EXHIBIT (21)


                        LIST OF SIGNIFICANT SUBSIDIARIES


Cross Creek Apparel, Inc. (incorporated in North Carolina)

DeSoto Mills, Inc. (incorporated in Alabama)

Russell Corp. UK Limited (organized under the laws of the United Kingdom)



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